CERTIFICATE OF AMENDMENT

                                     OF

                          ARTICLES OF INCORPORATION

                        CET ENVIRONMENTAL SERVICES, INC.

     Steven H. Davis and Rick C. Townsend certify that:

     1. They are the President and the Secretary, respectively, of CET Environmental Services, Inc., a California corporation.

     2.  The Board of Directors has approved the following amendment to
Article III of the Articles of Incorporation of the corporation:

                                    " III

     The aggregate number of shares which this Corporation shall have authority to issue is Twenty Million (20,000,000) shares, no par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares, no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. Prior to the issuance of the Preferred Stock as a single class or of a series of Preferred Stock, a Certificate of Determination shall be filed with the California Secretary of State setting forth the resolution of the Board of Directors establishing the specific rights, preferences, privileges, and restrictions of the class or series, as required under Corporations Code Section 401(a).

          1. Dividends. Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

          Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

          2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to

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the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

          3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed in the Articles of Incorporation or in a Certificate of Determination issued under the authority of the Articles of Incorporation, by payment in cash for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No such redemption shall be made if the capital of the Corporation would be impaired thereby.

          If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.

          From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

          Any purchase by the Corporation of the shares of its Preferred Stock shall not be made at prices in excess of said redemption price.

          4. Voting Rights. Each outstanding share of Common Stock shall be entitled to one vote. Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

          5. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock."

     3. The amendment has been approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares. Each outstanding share is entitled to one vote. The total number of shares entitled to vote with respect to the amendment was 5,809,485 shares. The number of shares voting in favor of the amendment exceeded the vote required, in that the affirmative vote of a majority of the outstanding shares was required for approval of the amendment and the amendment was approved by the affirmative vote of 3,644,428 shares.

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     Each of the undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

     Dated:  June 2, 1998


                                  /s/ Steven H. Davis
                                  Steven H. Davis, President


                                  /s/ Rick C. Townsend
                                  Rick C. Townsend, Secretary



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